Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 111 to the Registration Statement on Form N–1A of Fidelity Contrafund: Fidelity Advisor New Insights Fund of our report dated February 12, 2024; Fidelity Series Opportunistic Insights Fund of our report dated February 13, 2024; Fidelity Contrafund and Fidelity Contrafund K6 of our reports dated February 14, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended December 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 21, 2024